Exhibit 12

First Midwest Bancorp, Inc.
Ratio of Earnings to Fixed Charges (1)
(Dollar Amounts in Thousands)
	Years ended December 31,
	2009		2008		2007		2006		2005
Ratio 1 - Including Interest on Deposits
Earnings available for fixed charges:
Income from continuing operations	$(25,750)		$49,336		$80,159		$117,246		$101,377
Add:
Income tax provision	(50,176)		(13,291)		13,853		35,052		34,452
Fixed charges	91,308		163,680		237,930		225,585		131,690
Total earnings available for fixed charges	$15,382		$199,725		$331,942		$377,883		$267,519
Fixed charges (2)
Interest on deposits	$64,177		$110,622		$166,267		$148,118		$86,675
Interest on borrowed funds	12,569		37,192		55,540		62,974		35,834
Interest on subordinated debt	13,473		14,796		15,025		13,458		8,341
Total interest expense	90,219		162,610		236,832		224,550		130,850
Portion of rental expense representative of interest factor	1,089		1,070		1,098		1,035		840
Total fixed charges	91,308		163,680		237,930		225,585		131,690
Preference security dividend (3)	30,267		520		-		-		-
Total fixed charges and preferred stock dividends	$121,575		$164,200		$237,930		$225,585		$131,690
Ratio of earnings to fixed charges	0.17	x	1.22	x	1.40	x	1.68	x	2.03	x
Ratio of earnings to combined fixed charges and preferred stock dividends	0.13	x	1.22	x	1.40	x	1.68	x	2.03	x
Ratio 2 - Excluding Interest on Deposits
Earnings available for fixed charges:
Income from continuing operations	$(25,750)		$49,336		$80,159		$117,246		$101,377
Add:
Income tax provision	(50,176)		(13,291)		13,853		35,052		34,452
Fixed charges	27,131		53,058		71,663		77,467		45,015
Total earnings available for fixed charges	$(48,795)		$89,103		$165,675		$229,765		$180,844
Fixed charges (2):
Interest on borrowed funds	$12,569		$37,192		$55,540		$62,974		$35,834
Interest on subordinated debt	13,473		14,796		15,025		13,458		8,341
Portion of rental expense representative of interest factor	1,089		1,070		1,098		1,035		840
Total fixed charges	27,131		53,058		71,663		77,467		45,015
Preference security dividend (3)	30,267		520		-		-		-
Total fixed charges and preferred stock dividends	$57,398		$53,578		$71,663		$77,467		$45,015
Ratio of earnings to fixed charges	(1.80)	x	1.68	x	2.31	x	2.97	x	4.02	x
Ratio of earnings to combined fixed charges and preferred stock dividends	(0.85)	x	1.68	x	2.31	x	2.97	x	4.02	x

(1)	The ratio of earnings to fixed charges represents the number of times “fixed charges” are covered by “earnings.”
(2)	“Fixed charges” consist of interest on outstanding debt plus one-third (the proportion deemed representative of the interest factor) of operating lease expense.
(3)	This is computed as the amount of the preferred dividend divided by (1 minus the effective income tax rate applicable to continuing operations).